RECORD DATE: October 9, 1998
MEETING DATE: (adjourned) December 18, 1998
REPORT DATE: December 18, 1998

Scudder Spain
and Portugal Fund, Inc.
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                                                           Shareholder
                                ---------------            -----------
    Total O/S     1,507,500     NEED FOR QUORUM      Communications Corporation
  Total Voted     1,173,850     ---------------
     % OF O/S        77.87%           (420,099)

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     PROPOSALS                                   FOR      % OF VOTED     NEED     AGAINST    WITHOLD/ABST.  %FOR     %AGST.   %ABST.
------------------------------------------------------------------------------------------------------------------------------------

1a Approve an amendment to the
     Articles of Incorporation                  794,346     67.67%     (40,595)     206,219     16,891     52.69%    13.68%    1.12%

1b Approval of the Plan                         794,346     67.67%     (40,595)     206,219     16,891     52.69%    13.68%    1.12%

2  Approval of New Investment Management
     Agreement                                  966,973     82.38%    (180,493)     179,120     27,756     64.14%    11.88%    1.84%

3a Daniel Pierce                                977,681     83.29%    (390,755)         463    195,706     64.85%     0.03%   12.98%

3b Richard M. Hunt                              977,844     83.30%    (390,918)         463    195,543     64.87%     0.03%   12.97%

4 Ratification of PriceWaterhouseCoopers
     as Independent Accountants               1,006,126     85.71%    (419,200)     146,713     21,011     66.74%     9.73%    1.39%
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

* Proposal 1 requires the affirmative vote of a majority of the Fund's outstanding shares of common stock.

     Proposal 2 requires the affirmative vote of a "majority of the outstanding voting securities" as defined in the 1940 Act. The affirmative vote of the lesser of:

     1) 67% of the voting securities of the Fund present at the meeting if more than 50% of the outstanding shares of the Fund are present in person or by proxy

     2) more than 50% of the outstanding shares of the Fund

     Proposals 3 and 4 require the affirmative vote of a plurality of the votes cast at the Meeting in person or by proxy